Exhibit (a)(5)(A)

Inphi Corporation Announces Offers to Purchase

Any and All of its Outstanding

0.75% Convertible Senior Notes due 2021

and

0.75% Convertible Senior Notes due 2025

SANTA CLARA, Calif., May 3, 2021 /PRNewswire/ — Inphi Corporation (“Inphi”), a wholly-owned subsidiary of Marvell Technology Inc. (NASDAQ: MRVL) (“MTI”), today announced that it has commenced tender offers to repurchase any and all of its outstanding 0.75% Convertible Senior Notes due 2021 (the “2021 Notes”) and 0.75% Convertible Senior Notes due 2025 (the “2025 Notes” and, together with the 2021 Notes, the “Notes”) in compliance with the terms of (i) the Indenture, dated as of September 12, 2016 (as amended and supplemented, the “2021 Notes Indenture”), among Inphi, MTI and Wells Fargo Bank, National Association, as trustee, governing the 2021 Notes, and (ii) the Indenture, dated as of April 24, 2020 (as amended and supplemented, the “2025 Notes Indenture” and, together with the 2021 Notes Indenture, the “Indentures”), among Inphi, MTI and U.S. Bank National Association, as trustee, governing the 2025 Notes. The tender offers are required to be made under the Indentures as a result of the consummation on April 20, 2021 (the “Merger Date”) of the merger of Indigo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of MTI, with and into Inphi (the “Delaware Merger”), with Inphi continuing as a wholly owned subsidiary of MTI.

Under the terms of the Indentures, the Delaware Merger constituted a Fundamental Change and a Make-Whole Fundamental Change (such terms as defined in each of the Indentures), and holders of the Notes, therefore, have the right to require Inphi to repurchase all or a portion of their Notes at a purchase price equal to 100% of the aggregate principal amount of their Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (as defined below).

As previously announced on the Merger Date, as a result of the Delaware Merger, holders also have the right to convert their Notes in whole or in part (in a principal amount of $1,000 or an integral multiple thereof) into the merger consideration and, during the period from the Merger Date to the close of business on June 1, 2021 (the “Make-Whole Convertibility Period”), at the applicable increased conversion rate. Specifically, during the Make-Whole Convertibility Period, each 2021 Note will be convertible into $1,171.65 in cash and 41.2384 MTI Shares, with cash paid in lieu of any fractional share, and each 2025 Note will be convertible into $567.27 in cash and 19.9662 MTI Shares, with cash paid in lieu of any fractional share.

Tenders of the Notes in connection with the tender offers must be made prior to the expiration of the applicable tender offer and may be withdrawn at any time prior to the expiration of the applicable tender offer through compliance with the proper withdrawal procedure outlined in the offer to purchase for the applicable series of Notes (each an “Offer to Purchase” and together, the “Offers to Purchase”).

The tender offers will commence tomorrow, May 4, 2021, and will expire at 12:00 midnight, New York City time, at the end of the day on June 1, 2021. The repurchase date for any Notes tendered pursuant to the tender offers will be June 2, 2021 (the “Fundamental Change Repurchase Date”).

None of MTI, Inphi, their respective boards of directors, or the trustees, paying agents and conversion agents for the Notes and the respective tender offers, is making any recommendation to noteholders as to whether to tender or refrain from tendering their Notes in the tender offers. Noteholders must decide how many Notes they will tender, if any. The terms and conditions of the tender offers are described in the Offers to Purchase distributed to holders of the Notes.

The trustee, paying agent and conversion agent for the tender offer for the 2021 Notes (the “2021 Notes Tender Offer”) is Wells Fargo Bank, National Association. The trustee, paying agent and conversion agent for the tender offer for the 2025 Notes (the “2025 Notes Tender Offer”) is U.S. Bank National Association. The Offers to Purchase will be distributed tomorrow to noteholders of record and also will be made available for distribution to beneficial owners of the Notes. For questions and information concerning the 2021 Notes Tender Offer, please call the 2021 Notes paying agent toll-free at (800) 344-5128. For questions and information concerning the 2025 Notes Tender Offer, please call the 2025 Notes paying agent toll-free at (651) 466-6619.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The tender offers are being made only pursuant to the Offers to Purchase and related materials that Inphi will distribute to holders of the Notes after Inphi files with the Securities and Exchange Commission its Schedule TO and Offers to Purchase. Holders of the Notes should read carefully the applicable Offer to Purchase and related materials because they contain important information, including the various terms of, and conditions to, the applicable tender offer. After Inphi files its Schedule TO and Offers to Purchase with the Securities and Exchange Commission on May 4, 2021, holders of the Notes may obtain a free copy of the tender offer statement on Schedule TO, the Offers to Purchase and other documents that Inphi will be filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov or by contacting Wells Fargo Bank, National Association, the trustee, paying agent and conversion agent for the 2021 Notes Tender Offer at (800) 344-5128 or U.S. Bank National Association, the trustee, paying agent and conversion agent for the 2025 Notes Tender Offer at (651) 466-661. Holders of the Notes are urged to carefully read these materials prior to making any decision with respect to the applicable tender offer.

Cautionary Statement Regarding Forward Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: MTI’s failure to realize the anticipated benefits of the transaction, including as a result of its ability to integrate the businesses of Marvell and Inphi or due to unexpected costs, liabilities or delays related to such integration; MTI’s ability to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the completion of the transaction; risks associated with third party contracts containing consent and/or other provisions that may be triggered by the transaction; the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and any related company or government policies and actions intended to protect the health and safety of individuals or government policies or actions intended to maintain the functioning of national or global economies and markets; legislative, regulatory and economic developments affecting MTI’s business; general economic and market developments and conditions including disruptions in MTI’s supply chain or in the supply chains of its customers or suppliers; the evolving legal, regulatory and tax regimes under which MTI operates; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as MTI’s response to any of the aforementioned factors. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors as well as other risks associated with the transaction and the combined company as described in the “Risk Factors” section of the joint proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) in connection with the transaction, and risks and uncertainties that affect Inphi’s business as described in the “Risk Factors” section of Inphi’s most recent Annual Report on Form 10-K and other documents filed by MTI, Marvell or Inphi from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Media Contact:

MTI Investor Relations:

Ashish Saran

408-222-0777

ir@Marvell.com